Exhibit 99.2

News release for immediate release

Contact information:
Heather Wietzel
Vice President, Investor Relations
217-788-5144
investorrelations@horacemann.com

HORACE MANN ESTIMATES IMPACT OF
SECOND-QUARTER CATASTROPHE LOSSES
Second-quarter results to be released August 2; management conference call August 3

SPRINGFIELD, Ill., July 19, 2018 — Horace Mann Educators Corporation (NYSE:HMN) estimates weather-related catastrophe losses during the three months ended June 30, 2018, will total $25 to $29 million on a pre-tax basis. These losses were related to multiple wind and hail catastrophe events. The only significant event was the severe hail event in Colorado in the latter half of June, which is expected to result in about $10 million in claims.

“Although we're near a record level of second-quarter catastrophe losses again this year, we typically incur higher weather-related losses in the first half of each calendar year," said President and CEO Marita Zuraitis. "Based on that experience, we are comfortable that our full-year catastrophe losses will be in line with the high end of our 2018 guidance of 6 to 7 percentage points on the full-year combined ratio."

The catastrophe estimate would represent approximately 15 to 17 percentage points on the company’s second quarter 2018 combined ratio, or approximately $0.47 to $0.55 per diluted share after tax. In addition, non-catastrophe weather-related losses impacted underlying auto and property results, as seen last year.

Last year, catastrophe losses were $32.4 million in the second quarter, contributing 20.2 percentage points to the combined ratio, while non-catastrophe weather-related losses contributed 5 points more than historic loss patterns. PCS declared 21 catastrophe events in the second quarter of 2018, compared to 16 in the second quarter of 2017.

Management Conference Call on August 3 at 9 a.m. ET

Horace Mann plans to release its second-quarter 2018 results on Thursday, August 2, 2018, after the market closes. The quarterly news release and investor supplement will be available on the company’s website at investors.horacemann.com. Management will host a conference call to discuss the financial results on Friday, August 3, 2018, at 9 a.m. ET.

A webcast of the call will be available live on the Events page of the company’s investor site. Please log on to the site 15 minutes in advance to register for access to the call and download any required audio software. On-demand replay will be available later that day.

What:	Second-Quarter 2018 Conference Call
When:	9 a.m. ET on August 3, 2018
Access Live:	Events page at investors.horacemann.com Toll-free: 877-269-7756 ID Number: 13681905 Other: 201-689-7817

About Horace Mann

Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America’s educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

Safe Harbor Statement & Non-GAAP Measures

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended March 31, 2018, and the company's past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this press release includes measures which are based on methodologies other than accounting principles generally accepted in the United States (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

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